Exhibit 3.1
ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

HIGHLANDS BANKSHARES, INC.

1.	The name of the Corporation is Highlands Bankshares, Inc.

2.
Article II of the Corporation’s Amended and Restated Articles of Incorporation shall be amended by adding a new Paragraph E to fix the preferences, limitations and relative rights of the Corporation’s Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), as set forth in Exhibit A attached hereto.

3.
Pursuant to Section 13.1-639 of the Virginia Stock Corporation Act (the “Act”), the Amended and Restated Articles of Incorporation permit the Corporation’s Board of Directors to amend the Articles of Incorporation in order to establish the preferences, limitations and relative rights of one or more series of the Corporation’s authorized class of Preferred Stock without the approval of the Corporation’s shareholders.  The foregoing amendment was adopted on February 12, 2014 and April 9, 2014 by the Corporation’s Board of Directors without shareholder approval pursuant to such section of the Act.  The Corporation has not issued any shares of the Series A Preferred Stock as of the date hereof.

4.	The foregoing amendment shall become effective when the Virginia State Corporation Commission issues the certificate of amendment for such amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Highlands Bankshares, Inc. has caused these Articles of Amendment to be signed by Samuel L. Neese, its Executive Vice President and Chief Executive Officer, this 10th day of April, 2014.

HIGHLANDS BANKSHARES, INC.

By:	/s/ Samuel L. Neese
Samuel L. Neese Executive Vice President and Chief Executive Officer

Exhibit A

Paragraph E.  Series A Convertible Perpetual Preferred Stock

Section 1. Designation.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series A Convertible Perpetual Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting such series shall be 2,500,000. The Series A Preferred Stock shall have par value of $2.00 per share.

Section 2. Ranking.  The Series A Preferred Stock will rank subordinate and junior to all future issuances of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series A Preferred Stock, and shall rank pari passu with the Common Stock with respect to all terms (other than voting, as set forth herein), including, the payment of dividends or distributions, and payments and rights upon liquidation, winding up and dissolution.

Section 3. Definitions.

The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:

(a) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act of 1933, as amended.

(b) “Articles of Amendment” means these Articles of Amendment relating to the Series A Preferred Stock, dated April 10, 2014.

(c)  “Board of Directors” means the board of directors of the Corporation.

(d) “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

(e)  “Common Stock” means the Corporation’s shares of common stock, par value $0.625 per share.

(f) “Corporation” means Highlands Bankshares, Inc., a Virginia corporation.

(g) “Dividends” has the meaning set forth in Section 4.

(h) “Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(i) “Mandatory Conversion” has the meaning set forth in Section 6.

(j) “Mandatory Conversion Date” has the meaning set forth in Section 6.

(k) “Notice of Conversion” has the meaning set forth in Section 6.

(l) “Permissible Transfer” means a transfer by the Holder (i) to an Affiliate of the Holder or to the Corporation, (ii) in a widespread public distribution of Common Stock or Series A Preferred Stock of the Corporation, (iii) in which no transferee (or group of Affiliated transferees) would, after giving effect to such transfer, own 2% or more of any class of voting securities of the Corporation, or (iv) to a transferee that would control more than a majority of the voting securities of the Corporation (not including voting securities such person is acquiring from the transferor).

(m)  “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(n) “Reorganization Event” means (i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property or assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; or (iii) any change, including by capital reorganization, reclassification or otherwise (other than a transaction resulting in an adjustment pursuant to Section 4 below), of the Common Stock into securities including securities other than Common Stock.

(o) “Series A Preferred Stock” has the meaning set forth in Section 1.

Section 4. Dividends and Distributions; Adjustments for Combinations and Divisions of Common Stock

(a) Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, non-cumulative dividends (“Dividends”) in the same per share amount as the Dividends paid on a share of Common Stock, and no more.  No Dividends will be paid on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless an identical Dividend is paid at the same time on the Series A Preferred Stock; provided, however, that if a stock Dividend is paid on Common Stock in Common Stock, the Holders will be paid an equivalent stock Dividend payable solely in shares of Series A Preferred Stock.  Dividends that are payable on Series A Preferred Stock will be payable to the Holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock.  In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the Holders will have no right to receive any Dividends.

(b) Subject to Section 8 below, in the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the Series A Preferred Stock will, concurrently with the effectiveness of such event, be proportionately split, reclassified, combined, consolidated, reverse-split or otherwise, as appropriate, such that the number of shares of Common Stock and Series A Preferred Stock outstanding immediately following such event shall bear the same relationship to each other as did the number of shares of Common Stock and Series A Preferred Stock outstanding immediately prior to such event.

Section 5. Liquidation.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions per share of Series A Preferred Stock in an amount equal to the amount the holder of such share of Series A Preferred Stock would receive in respect of such share if such share had been converted into Common Stock immediately prior to such liquidation, dissolution, or winding up (assuming the conversion of all shares of Series A Stock at such time, without regard to any limitations on conversion of the Series A Preferred Stock), plus an amount equal to any authorized and declared but unpaid dividends thereon, to and including the date of such liquidation, out of assets legally available for distribution to the Corporation’s shareholders.

(b) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6. Mandatory Conversion.

(a) On the date a Holder transfers any shares of Series A Preferred Stock to a non-Affiliate of the Holder in a Permissible Transfer (the “Mandatory Conversion Date”), each such transferred share of Series A Preferred Stock will automatically convert, immediately following such transfer and without any further action on the part of any Holder, into one share of Common Stock (a “Mandatory Conversion”).

(b) No later than three (3) business days following any Mandatory Conversion, the Holder of the converted shares shall provide the Corporation a written notice of such conversion (a “Notice of Conversion”).  In addition to any information required by applicable law or regulation, the Notice of Conversion shall state (i) the number of shares of Common Stock to be issued in respect of such conversion, (ii) the name in which shares of Common Stock to be issued upon such conversion should be registered, and (iii) the manner in which certificates of Series A Preferred Stock held by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.  As promptly as practicable following delivery of the Notice of Conversion, with respect to any shares of Series A Preferred Stock as to which a Mandatory Conversion shall have occurred, the Corporation shall issue and deliver certificates representing shares of Common Stock to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing such Series A Preferred Stock to the

Corporation and, if required, furnishing appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, and, in the event that such conversion is with respect to some, but not all, of the shares of Series A Preferred Stock represented by the certificate surrendered, the Corporation shall issue and deliver a certificate or certificate(s) representing the number of shares of Series A Preferred Stock that were not converted to Common Stock.

(c) The Person or Persons entitled to receive the Common Stock issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto. Notwithstanding anything herein to the contrary, in the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to withhold issuance of the Common Stock until such time as the Holder provides the required information.

(d) Shares of Series A Preferred Stock converted in accordance with this Section 6 will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

(e) Prior to the close of business on the Mandatory Conversion Date with respect to any share of Series A Preferred Stock, shares of Common Stock issuable upon conversion thereof shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock (including voting rights) by virtue of holding such share of Series A Preferred Stock.

(f) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances other than those established by the Holder thereto.

Section 7. Voting Rights.

(a) Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law and (ii) voting rights described in this Section 7.

(i) So long as any shares of Series A Preferred Stock are outstanding, and subject to Section 8 herein, the vote or consent of the Holders of a majority of the shares of Series A Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Corporation’s Articles of Incorporation (including these Articles of Amendment) that would alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect them adversely;

provided, however, that any increase in the amount of the authorized preferred stock, common stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock or any securities convertible into preferred stock ranking senior to, equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up will not, in and of itself, be deemed to adversely affect rights, preferences or privileges of the Series A Preferred Stock and, to the fullest extent permissible by Virginia law, Holders will have no right to vote solely by reason of such an increase, creation or issuance, so long as the Series A Preferred Stock remains pari passu with the Common Stock.

(b) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series A Preferred Stock shall have been converted into shares of Common Stock.

(c) If the Board of Governors of the Federal Reserve determines that the Series A Preferred Stock is classified as “voting stock” for the purposes of the Bank Holding Company Act, the Holders and the Corporation will make such reasonable modifications to the voting rights in this Section 7 so that the Series A Preferred Stock is no longer considered “voting stock.”

Section 8. Reorganization Events.

(a) So long as any shares of Series A Preferred Stock are outstanding, if there occurs a Reorganization Event, then a Holder shall, effective as of the consummation of such Reorganization Event, automatically receive for such Series A Preferred Stock the type and amount of securities, cash and other property receivable in such Reorganization Event by a Holder of the number of shares of Common Stock into which the number of shares of Series A Preferred Stock held by such Holder would then be convertible; provided that if upon receipt of such securities, cash and other property, such Holder, together with all Affiliates of the Holder, would own or control in the aggregate more than the Reorganization Threshold of any class of voting securities of the Person surviving such Reorganization Event or the parent company of such Person, as the case may be, then, in lieu of any securities that would cause the Reorganization Threshold to be exceeded, such Holder shall instead receive substantially identical preference securities to the Series A Preferred (with voting and conversion provisions similar to those contained in these Articles of Amendment) of the Person surviving such Reorganization Event or the parent company of such Person, as the case may be.  For purposes of this Section 8(a), the “Reorganization Threshold” means the lesser of the proportionate amount of the outstanding Common Stock of the Company held by the Holder immediately prior to the Reorganization Event and 9.99%.

(b) In the event that holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the Holders of Series A Preferred Stock shall be entitled to participate in such elections as if they had converted all of their Series A Preferred Stock into Common Stock immediately prior to the election deadline.

Section 9. Reservation of Shares Issuable upon Conversion.  The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Series A Preferred Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.

Section 10. Maturity; Redemption.  The Series A Preferred Stock shall be perpetual, unless converted in accordance with these Articles of Amendment.  The Series A Preferred Stock will not be redeemable at the option of the Corporation or any Holder at any time.  Notwithstanding the foregoing, nothing contained herein shall prohibit the Corporation from repurchasing or otherwise acquiring shares of Series A Preferred Stock in voluntary transactions with the Holders.  Any shares of Series A Preferred Stock repurchased or otherwise acquired may be cancelled by the Corporation and thereafter be reissued as shares of any series of preferred stock of the Corporation.

Section 11. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Series A Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Series A Preferred Stock formerly evidenced by the certificate.

Section 12. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or five Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of these Articles of Amendment) with postage prepaid, addressed: (i) if to the Corporation, to its office at 340 West Main Street, Abingdon, Virginia 24210, Attention: Chief Executive Officer, (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c) All payments on the shares of Series A Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders thereof.

(d) No share of Series A Preferred Stock shall have any rights of preemption whatsoever under this Certificate of Amendment as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(e) The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.